Exhibit 99.1

Ramtron Reports Second Quarter 2011 Financial Results

Sequential revenue growth reflects increased wafer production & capacity

2011 first-half revenue exceeds previous guidance;

Full year 2011 revenue expected to be between $65 and $70 million

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--July 20, 2011--U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of ferroelectric-based low-power memory and integrated semiconductor products, today reported results for the second quarter ended June 30, 2011.

2011 Second-Quarter Financial Highlights

  Revenue of $16.8 million increased 58% sequentially, compared to $10.6 million in the first quarter of 2011
  The sequential revenue increase was due to increased support from the Company’s Texas wafer source and assembly and test subcontractors, which allowed Ramtron to begin shipping in greater volume
  Product gross margin declined slightly to 47%, compared to a margin of 48% in the first quarter of 2011
  First half revenue of $27.4 million exceeded the Company’s first half revenue guidance of $25 million

2011 Second-Quarter Corporate Highlights

  Ramtron customers began sampling the first pre-qualification ferroelectric random access memory (F-RAM) devices built at the company’s new wafer source at IBM Corporation
  Upgrades were announced to Ramtron’s family of Processor Companion products targeted at the high-volume, processor-based electronics system market
  Taiwan-based King Yuan Electronics Co., LTD (KYEC) was selected to expand the test capacity for Ramtron’s line of F-RAM products
  Mark R. Kent was named chief financial officer, bringing nearly 30 years of finance experience with a strong track record of financial leadership in semiconductor companies

“Ramtron’s second quarter performance clearly reflects the unparalleled support from our Texas wafer source and the progress we have made in strengthening our supply chain, which allowed us to better meet our customers’ needs,” said Eric Balzer, Ramtron’s chief executive officer. “As a result of these improvements and our customer-centric mindset, we were able to fulfill more of our customers’ orders and clear more backlog than initially anticipated. Ramtron now has a clear roadmap and timetable for fully resolving any remaining supply constraints before the end of 2011. Additionally, the company has already implemented a comprehensive ongoing program of process review and improvements designed to attain and maintain operational excellence across the company.

Looking forward, Ramtron’s focus is to capture market share for its existing product set, to introduce innovative product platforms to meet its current customers’ evolving needs and, over the longer term, to penetrate new markets with leading-edge mixed-signal system solutions. We also expect our new manufacturing line in Burlington to be in full production in the first quarter of 2012.”

The Company reported total revenue of $16.8 million for the second quarter of 2011, compared with $18.3 million for the same quarter last year, and a 58% sequential increase compared to first-quarter 2011 revenue of $10.6 million. The sequential increase in revenue was due to the support from the Company’s Texas wafer source and related capacity expansion, which allowed the Company to ship product in greater volume. Product gross margin for the second quarter of 2011 was 47%, compared with 49% for the second quarter of 2010, down slightly compared to the 2011 first quarter margin of 48%. The product gross margin decline is primarily due to new products, which at this stage have lower yields and increased test costs. Over the next few quarters, as test times decrease, manufacturing processes are optimized, and the IBM manufacturing line in Burlington reaches full production, the Company expects product gross margin to improve toward historical high levels.

The Company reported a net loss for the second quarter of 2011 of $683,000, or ($0.02) per share, compared with net income of $357,000, or $0.01 per share for the second quarter of 2010. Second-quarter 2011 results included stock-based compensation expense of $441,000 and an income tax benefit of $270,000. As anticipated, the Company’s research and development expenses continue to be historically high in connection with engineering wafers at the Company’s new wafer source. The combination of higher expenses and lower gross margin is the primary reason for the net loss in the second quarter of 2011. At June 30, 2011, the Company’s cash and cash equivalents totaled $3.3 million.

2011 Full Year Outlook

“With the continued support from our Texas wafer source, as well as the product manufacturing and test capacity relationships already in place, we anticipate that our second half revenue will exceed that of the first half of 2011 by a minimum of 40%. We believe this and our strong backlog will drive full-year revenue of between $65 million and $70 million, reflecting a full recovery from our forced foundry transition,” said Mark Kent, Ramtron’s chief financial officer. “During the second half of the year, we also plan to invest in engineering to support our continued capacity ramp and accelerate new product launches. Additionally, we are focused on building a world-class sales organization and we expect to announce a new head of worldwide sales this quarter. As a result, we are adjusting our earnings outlook and now expect to report a GAAP net loss of up to ($0.04) per share for the second half of 2011.”

Conference Call

Ramtron management’s teleconference today will be webcast live on the corporate website and management will also host a live question-and-answer session with institutional investors and research analysts.

How to Participate

Ramtron Second-Quarter 2011 Results Teleconference

July 20, 2011 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at 617-801-6888, code #59473922.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s prospects for future growth and expected revenue and net income for second-half and full-year 2011. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010, and quarterly reports on Form 10Q for 2011. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

RAMTRON INTERNATIONAL CORPORATION SECOND-QUARTER FINANCIAL HIGHLIGHTS CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per-share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product sales	$16,581	$18,165	$27,046	$33,834
License and development fees	179	179	358	358
	16,760	18,344	27,404	34,192
Costs and expenses:
Cost of product sales	8,854	9,251	14,315	16,817
Research and development	4,234	4,285	8,767	7,809
Sales and marketing	2,605	2,244	4,665	4,292
General and administrative	1,826	1,868	3,880	3,673
	17,519	17,648	31,627	32,591
Operating income (loss)	(759)	696	(4,223)	1,601

Interest expense	(206)	(174)	(420)	(329)
Other income (expense), net	12	45	(44)	(21)
Income (loss) before income tax benefit (provision)	(953)	567	(4,687)	1,251
Income tax benefit (provision)	270	(210)	1,625	(479)
Net income (loss)	$(683)	$357	$(3,062)	$772
Net income (loss) per common share:
Basic and diluted	$(0.02)	$0.01	$(0.11)	$0.03
Weighted average common shares outstanding:
Basic	27,964	27,072	27,714	27,034
Diluted	27,964	28,022	27,714	27,685

CONSOLIDATED BALANCE SHEETS (Amounts in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,273	$9,945
Accounts receivable, net	10,416	9,910
Deferred income taxes, net	175	368
Inventories	10,705	5,412
Other current assets	1,690	2,332
Total current assets	26,259	27,967

Property, plant and equipment, net	22,354	21,170
Intangible assets, net	2,736	2,746
Long term deferred income taxes, net	6,397	4,551
Other assets	392	398
Total assets	$58,138	$56,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,582	$5,995
Accrued liabilities	2,227	1,843
Deferred revenue	251	564
Current portion of long-term debt	3,452	3,284
Line of Credit	1,500	--
Total current liabilities	16,012	11,686

Other long-term liabilities	210	218
Long-term deferred revenue	--	6
Long-term debt	6,961	8,924
Total liabilities	23,183	20,834

Stockholders’ equity	34,955	35,998

Total liabilities and stockholders’ equity	$58,138	$56,832

CONTACT:
Ramtron International Corporation
Lee Brown, 719-481-7213
lee.brown@ramtron.com